EXHIBIT 5.1

WICKERSHAM & MURPHY

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

430 CAMBRIDGE AVENUE, SUITE 100

PALO ALTO, CALIFORNIA 94306

TELEPHONE: (650) 323-6400

FAX: (650) 323-1108

December 16, 2005

Shoe Pavilion, Inc.

1380 Fitzgerald Drive

Pinole, California 94564

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the registration statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of the resale of up to 928,570 shares of your Common Stock (the “Shares”). Of such Shares, 142,857 Shares may be issued to the selling stockholder upon the future exercise of warrants (“Warrants”) and 571,428 Shares may be issued to the selling stockholder upon the future conversion of outstanding Series A convertible preferred stock (“Preferred Stock”). The Registration Statement also includes an additional 214,285 Shares that may be issued in the event the anti-dilution provisions of the Preferred Stock and Warrants are triggered before the Preferred Stock and Warrants are converted or exercised, as the case may be.

We understand that the Shares are to be offered for sale by the selling stockholder named in the Registration Statement, and that such sales may be made from time to time in the over-the-counter-market at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have also examined the proceedings taken by you in connection with the future issuance of the Shares.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and (i) with respect to the 571,428 shares of Common Stock issuable upon conversion of the Preferred Stock, the shares of Common Stock, when issued upon conversion, will be validly issued, fully paid and non-assessable and (ii) with respect to the 142,857 shares of Common Stock issuable upon the exercise of the Warrants, such shares of Common Stock when so issued and paid for in accordance with the terms of such Warrants, will be validly issued, fully paid and non-assessable.

It is our further opinion that the Shares, when sold in accordance with the above conditions, will be validly issued, fully paid and non-assessable under the laws of the State of Delaware, including all applicable provisions of the Delaware Constitution and all reported judicial decisions interpreting those laws.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WICKERSHAM & MURPHY, a Professional Corporation

/s/ Wickersham & Murphy, PC